EXHIBIT 8.1

July 20, 2007

EastGroup Properties, Inc.

300 One Jackson Place

188 East Capitol Street

Jackson, Mississippi 39201-2195

Re:	Certain Federal Income Tax Matters

Ladies and Gentlemen:

We are legal counsel to EastGroup Properties, Inc., a Maryland corporation (the “Company”), and have represented the Company in connection with the preparation of its Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration of 500,000 shares of common stock, par value $0.0001 per share of the Company that may be issued by the Company pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”). You have requested our opinion on certain federal income tax matters in connection with the Plan. For purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company’s Article of Incorporation and the Certificates of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company’s Bylaws and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vi) the Company’s Federal Income Tax Returns for the years ended December 31, 2003, 2004 and 2005.

We have reviewed with management of the Company, the investments and operations of the Company, and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company’s or its Subsidiaries’ interest in such properties, and we rely upon representations made to us by management of the Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and

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July 20, 2007

proposed distribution policy of the Company; various recordkeeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its subsidiaries’ real property leases; the income generated from subleases of its real property; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.

Furthermore, in rendering this opinion we have relied upon a certificate of an officer of the Company. Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

Based upon the foregoing, we are of the opinion that, for its taxable years ended December 31, 1998 through December 31, 2006, the Company has continuously been organized and operated in conformity with the requirements for qualification as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code. The federal income tax treatment described in the Registration Statement under the caption “Important Tax Consequences” is accurate.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ JAECKLE FLEISCHMANN & MUGEL, LLP